EXHIBIT (20)
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                          FOR IMMEDIATE RELEASE

 News from Thomas Nelson Publishers
 Nelson Place at Elm Hill Pike, P.O. Box 141000
 Nashville, TN  37214-1000
 (615) 889-9000 (800) 251-4000
 Release Date:  October 31, 1995
 Contact:  Joe L. Powers, Executive Vice-President

 THOMAS NELSON, INC. ANNOUNCES SUCCESSFUL COMPLETION OF TENDER OFFER FOR
                    SHARES OF THE C.R. GIBSON COMPANY

          NASHVILLE, Tennessee (October 31, 1995) - Thomas Nelson, Inc. (NYSE:TNM) today announced that it has successfully completed, through Nelson Acquisition Corp., a wholly owned subsidiary, its $9.00 per share, all cash tender offer for the outstanding shares of common stock of The C.R. Gibson Company (AMEX:GIB). The offer expired at 12:00 Midnight, New York City Time, on Monday, October 30, 1995. Preliminary figures indicate that a total of approximately 7,158,000 shares were tendered and accepted for purchase, which results in total ownership by Thomas Nelson, Inc., and Nelson Acquisition Corp. of approximately 92.3% of the outstanding shares of The C.R. Gibson Company on a fully diluted basis.

          In connection with the completion of the tender offer, Thomas Nelson, Inc. will merge Nelson Acquisition Corp. with and into The C.R. Gibson Company. Following the merger, The C.R. Gibson Company will be the surviving corporation and a wholly owned subsidiary of Thomas Nelson, Inc. The merger is scheduled to be consummated on November 7, 1995, after which time The C.R. Gibson Company's stock will cease to be traded on the American Stock Exchange. Stockholders holding shares of The C.R. Gibson Company's stock not tendered in the offer will receive instructions regarding the exchange of such shares for cash in the merger.

          The C.R. Gibson Company, headquartered in Norwalk, Connecticut manufactures and markets a wide range of paper, gift and stationery products, primarily under the C.R. Gibson <reg-trade-mark> , Creative Papers <reg-trade-mark> , and Clinton Prints <reg-trade-mark> brand names. Products include baby and wedding memory books, stationery, giftwrap, greeting cards, and paper tableware. For the year ended December 31, 1994 and the six months ended June 30, 1995, C.R. Gibson reported net revenues of $67.3 million and $35.6 million, respectively.

          Sam Moore, Thomas Nelson's Chairman and President, said, "This acquisition represents an excellent opportunity for Thomas Nelson. It will significantly increase the product offerings and distribution strengths of our growing gift division. On a combined basis, our gift division will now have over $100 million in annual revenues and will be about equal in size to our publishing and music divisions.
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          "The acquisition will also create much stronger marketing and distribution capabilities for our gift division. C.R. Gibson presently has over 100 dedicated full-time sales personnel which we believe will provide greater store penetration for an even broader line of gifts."

          Moore indicated that the gift market is a growing industry with over $23 billion in annual revenues, approximately $9 billion of which are in the product categories currently marketed by Thomas Nelson and C.R. Gibson. "We believe the size and product diversity of the gift market will provide us a number of opportunities to grow through existing products and in gift categories not currently offered," Moore concluded.

          Thomas Nelson, Inc. is a leading publisher, producer and distributor of books, Bibles and recorded music emphasizing Christian, inspirational and family value themes.